Exhibit 4.2

OPTION AGREEMENT

AGREEMENT is made as of the 19th day of March, 2004.

BETWEEN:

John E. Ternowesky a to a 50% interest, Eugene Belisle as to a 25% interests Noel Belisle as to 25% interest
(hereinafter called "the Optionors")

OF THE FIRST PART

TCH Minerals, Inc., a British Columbia company, having its head office at Suite 305 - 595 Howe Street, Vancouver, British Columbia, V6C 2T5
(hereinafter palled "the Optionee")

OF THE SECOND PART

WHEREAS:

A. The Optionors the owner of those blocks of claims described in Schedule A hereto (the "Property").

B. The Optionee has agreed to acquire an option on the Property on the terms herein contained.

NOW THEREFORE THIS AGREEMENT 'WITNESSES that in consideration of the mutual covenants and agreements herein contained and subject to the terms and conditions hereafter set out, the parties hereto agree as follows:

1. GRANT OF OPTION

1.01 The Optionors hereby grant to the Optionee an option (the "Option") to purchase a 100% interest in the Property, exercisable at any time prior to July 31, 2007.

1.02 The Optionee will pay to the Optionors for the grant of the option the sum of $4,000 on the date of execution of this option agreement. In addition, in order to maintain the Option in good standing the Optionee will:

(a) pay to the Optionors the sum of $4,000 on July 31, 2004 and deliver 10,000 shares of the Optionee immediately following the Optionee commencing public trading.

(b) make the following payments to the Optionors and deliver the following shares of the Optionee to the Optionors:

Date	Cash	Shares
July 31, 2005	$15,000	10,000
July 31, 2006	$13,000	10,000
July 31, 2007	$20,000	20,000
July 31, 2007	$30,000	20,000

(c) make all expenditures required to maintain such Property in good standing in accordance with the laws of Ontario during the term of this Option Agreement; and

(d) at all times during commercial production of diamonds from the Property pay to the Optionors 2 % of Net Smelter Returns from the Property as defined in and on the terms set out in Schedule B to this Option Agreement.

2. OPTION ONLY

2.01 This Option Agreement represents an option only, and after the Optionee has delivered to the Optionors the consideration set out in clause 1.02(a), the Optionee shall be under no further obligation to the Optionors and may discontinue its option in respect of the Property at any time by giving notice of discontinuance to the Optionors. No act done or payment made by the Optionee hereunder shall obligate the Optionee to do any further act or make any further payment.

3. EXERCISE OF OPTION

3.01 The Optionee may exercise this option by making the payments and performing the additional obligations set out in clauses 1.01 (a) to (c) above. Alternatively, at any time prior to any of the dates set out in paragraph 1.01 (b) above the Optionee may purchase the Property by paying to the Optionors all of the cash and share consideration remaining to be paid for the balance of the term of the Option.

4. CONSIDERATION PRECEDENT

4.01The obligations of each of the parties under this Option Agreement are subject to the receipt of all required approvals to the transactions contemplated by this Option Agreement from the TSX Venture Exchange (the "TSX@).

5. RIGHT OF ENTRY

5.01 During the currency of this Option Agreement, prior to exercising the Option, the Optionee, its servants, agents and workmen and any persons duly authorized Optionee, shall have the unrestricted right of access to and from the Property and to;

(a) enter upon the Property;

(b) have exclusive and quiet possession of the Property; and

(c) conduct mineral exploration and development on the Property.

6. REPRESENTATION AND WARRANTIES OF THE OPTIONORS

6.01 The Optionors hereby represent and warrant to the Optionee that:

(a) the Optionors have the full right title and interest in and to the Property free and clear of all liens charges and encumbrances and interests of other parties;

(b) there is no litigation or administrative or governmental proceedings or enquiries pending or to the knowledge of the Optionors, threatened, relating to the Optionors, the Optionors= business or the Property, nor do the Optionors know of or have any reasonable grounds for believing that there is any basis for any such actions, proceedings or enquiries:

(c) no proceedings are pending for and the Optionors are unaware of any basis for the institution of any proceedings which could lead to the placing of the Optionors in bankruptcy or subject the Optionors to any other laws governing the affairs of insolvent persons and;

(d) The entry into this Option Agreement by the Optionors will not cause or constitute a breach of any other agreement to which the Optionors are a party or may be bound, and will not constitute a violation of any order, rule or regulation which has or may have an affect on the Optionors.

6.02 The representations and warranties hereinbefore set out are conditions upon which the Optionee has relied in entering into this Option Agreement and shall survive the exercise of the Option and the Optionors will indemnify and save the Optionee harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty made by it and contained in this Option Agreement.

7. REPRESENTATIONS AND WARRANTIES OF THE OPTIONEE

7.01 The Optionee represents and warrants to the Optionors that:

(a) it has full corporate power and authority to enter into this Option Agreement;

(b) the entering into of this Option Agreement does not conflict with any applicable laws or with its charter documents nor does it conflict with, or result in a breach of, or accelerate the performance required by any contract or other commitment to which it is party or by which it is bound.

7.02 The representations and warranties hereinbefore set out are conditions upon which the Optionors have relied in entering into this Option Agreement and shall survive the exercise of the Option and the Optionee will indemnify and save the Optionors harmless from all losses, damages, costs, actions and suits arising out of or in connection with any breach of any representation or warranty made by it and contained in this Option Agreement.

8. COVENANTS OF THE OPTIONORS

8.01 The Optionors hereby covenant with and to the Optionee that:

(a) they will within 10 days of the execution and delivery of this Option Agreement, provide the Optionee with all of the reports, maps, surveys, data and other information in its possession or under its control relating to the mineral potential of the Property; and

(b) during the existence of this Option Agreement not deal, or attempt to deal with their right, title and interest in and to the Property in any way that would or might affect the right of the Optionee to become vested of its interest in and to the Property, free and clear of any liens, charges and encumbrances except the interests of the Optionors;

(c) upon receipt by the Optionors of all of the payments and shares referred to in paragraph 1.02 above, the Optionors will convoy title to the Property to the Optionee free and clear of encumbrances except for the Net Smelter Returns royalty.

9. COVENANTS OF THE OPTIONEE

9.01 The Optionee covenants and agrees with the Optionors that until the Option is exercised or terminated it shall:

(a) carry our and record or cause to be carried our and recorded all such assessment work on the Property under option as may be required in order to maintain such Property in good standing at all times during the term of this Option Agreement;

(b) keep such Property clear of liens and other charges arising from its operations thereon;

(c) carry on all operations on such Property in compliance with all applicable governmental regulations and restrictions;

(d) pay or cause to be paid any rates, taxes, duties, royalties, assessments or fees charged or levied with respect to such Property or the Optionee's operations thereon;

(e) indemnify and hold the Optionors harmless from any and all liabilities, costs, damages or charges arising from the failure of the Optionee to comply with the covenants contained in this article or otherwise arising from is operations on the Property;

(f) allow the Optionors access at reasonable times and intervals to all maps, reports, assay results and other factual technical data prepared or obtained by the Optionee in connection with its operations on the Property;

(g) use its best efforts to file with, and have the TSX accept, this Option Agreement.

10. TERMINATION

10.01 if the Optionee fails to make any payment of fails to do any thing on of before the last day provided for such payment or performance under this Option Agreement, the Optionors may terminate this Option Agreement but only if:

(a) it shall have first given to the Optionee written notice of the failure containing particulars of the payment which the Optionee has not made or the act which the Optionee has not performed; and

(b) if the default relates to a non-monetary default the Optionee has not, within thirty business days following delivery of the Optionors' notice, given notice to the Optionors that it has cured such failure.

Should the Optionee fail to deliver any notice provided for in subparagraph 10.01(b) within the time provided above, this Option Agreement sha11 be deemed to have terminated on the day following the last day provided for the payment of performance the failure of which by the Optionee caused the Optionors to issue the notice referred to in subparagraph 10.01 hereof.

10.02 Upon termination of this Option Agreement:

(a) the Optionee will deliver to the Optionors, within thirty days of the effective date of termination, copies of all maps, reports, assay results and other data and documentation relating to its operations on the Property;

(b) the Optionee will forfeit any and all interest in the Property hereunder and will cease to be liable to the Optionors in debt, damages or otherwise save for the performance of those of its obligations which were not satisfied on the effective date of termination; and

(c) the Optionee will ensure that the Property will be in good standing with respect to assessment work for at least 12 months following termination.

11. INDEPENDENT ACTIVITIES

11.01 Except as expressly provided herein, each party shall have the free and unrestricted right to independently engage in and receive the full benefit of any and all business endeavours of any sort whatsoever, whether or not competitive with the endeavours contemplated herein without consulting the other or inviting or allowing the other to participate therein. No party shall be under any fiduciary or other duty to the other which will prevent it from engaging in or enjoying the benefits of competing endeavours within the general scope of the endeavours contemplated herein. The legal doctrines of "corporate opportunity" sometime applied to persons engaged in a business arrangement or having fiduciary status shall not apply in the case of any party.

12. CONFIDENTIALITY OF INFORMATION

12.01 Except as expressly provided in this paragraph, all parties shall treat all data, reports and other information relating to this Option Agreement and the Property as confidential except to the extent that the Optionee must make disclosure in accordance with the requirements of the regulatory bodies to which it is subject.

13. DELAYS

13.01 If any party should be delayed in or prevented from performing any of the terms, covenants or conditions of this Option Agreement by reason of a cause beyond the control of such party, whether or not foreseeable, excluding lack of funds but including fires, floods, earthquakes, subsidence, ground collapse or landslides, interruptions or delays in transportation or power supplies, strikes, lockouts or other labour disruptions, wars, acts of God, government regulation (including currency control) or interference or the inability to secure on reasonable terms any private or public permits or authorizations, including those from securities regulatory bodies, unusually harsh or adverse weather conditions, native land claims and legal proceedings, then any such failure on the part of such party to so perform shall not be deemed to be a breach of this Option Agreement and the time within which such party is obliged to comply with any such term, covenant or condition of this Option Agreement shall be extended by the total period of all such delays. In order that the provisions of this article may become operative, such party shall give notice in writing to the other party, forthwith and for each new cause of delay or prevention and shall set out in such notice particulars of the cause thereof, and the day upon which the seine arose, and shall take all reasonable steps to remove the cause of such delay or prevention, and shall give like notice forthwith following the date that such cause ceased to subsist.

14. ASSIGNMENT

14.01 The Optionee may dispose of all or any part of its interest in and to the Property and this Option Agreement to any third party who will then be subject to the terms of this Option Agreement and responsible for performing the obligations of the Optionee hereunder in respect of the Property which are the subject of such assignment.

15. NOTICES

15.01 Any notice, election, consent or other writing required or permitted to be given hereunder shall be deemed to be sufficiently given if delivered or if mailed by registered air mail or by fax, addressed as follows:

In the case of the Optionors:

John E. Ternowesky
132 Robinson Dr.
Thunderbay, Ont.
P7A 6G5
Fax No.: (807) 767-1528

In the case of The Optionee:

TCH Minerals Inc.
Suite 305 - 595 Howe Street
Vancouver, B.C., V6C 2T5
Attention: Robert Lipsett
FAX No.: 604-688-9727

and any such notice given as aforesaid shall be deemed to have been giver to the parties hereto if delivered, when delivered, or if mailed, on the third business day following the date of mailing, or, if faxed, on the next succeeding business day following the faxing thereof PROVIDED HOWEVER that during the period of any postal interruption in either the country of mailing or the country of delivery, any notice given hereunder by mail shall be deemed to have been given only as of the date of actual delivery of the same. Any party may from time to time by notice in writing change its address for the purpose of this paragraph.

16. GENERAL TERMS AND CONDITIONS

16.01 The parties hereto hereby covenant and agree that they will execute such further agreements, conveyances and assurances as may be requisite, or which counsel for the parties may deem necessary to effectually carry out the intent of this Option Agreement.

16.02 This Option Agreement represents the entire understanding between time parties with respect to the subject matter hereof. No changes, alterations, or modifications of this Option Agreement shall be binding upon either party until and unless a memorandum in writing to such effect shall have been signed by both parties hereto.

16.03 The titles to the articles to this Agreement shall not be deemed to form part of this Agreement but shall be regarded as having been used for convenience of reference only.

16.04 The schedules to this Option Agreement shall be construed with and as an integral part of this Option Agreement to the same extent as if they were set forth verbatim herein.

16.05 All references to dollar amounts contained in this Option Agreement are references to Canadian funds.

16.06 This Option Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario and shall be construed in accordance with the laws of said Province. The courts of the Province of Ontario shall have exclusive jurisdiction with respect to all suits, actions and issues whatsoever arising out of or affecting the said agreement.

16.07 This Option Agreement shall enure to the benefit of and be binding parties hereto and their respective successors and permitted assigns.

16.08 Commencing in the sixth year, if the commencement of commercial production has not been achieved, the Optionors shall pay to the Optionors an annual preproduction payment of $15,000 Canadian. Such payments shall be credited against any Net Smelter Return owing subsequent to the commencement of commercial production.

IN WITNESS WHEREOF this Option Agreement has been executed by the parties hereto as of the day and year first above written.

John E. Ternowesky as to 50%	Eugene Belisle as to 25%	Neal Belisle as to 25%
/s/ John E. Ternowesky	/s/ Eugene Belisle	/s/ Neal Belisle

TCH Minerals Inc.
/s/ Robert Lipsett

SCHEDULE A

PROPERTY

Province of Ontario
Walsh Township
Claim number: 3010547
Consisting of 12 units

SCHEDULE B

NEW SMELTER RETURNS INTEREST

In this Option Agreement the expression "Net Smelter Returns" shall mean:

(i) in the case of gold or silver process by refinery, an amount equal to the number of ounces credited to the Optionee by the refinery on the Final Settlement Date, multiplied by the price per ounce as given in the London P.M. fixing (for gold) and the Harmon base price (for silver) on the Final Settlement Date (which are deemed to have been received by the Optionee), less allowable deductions; or

(ii) in all other cases, the amount received by the optionee from the purchaser of the ores, minerals are other products less allowable deductions. Allowable deductions means, to the extent born or to be borne by the Optionors, all sales, severance and other similar taxes and duties (but excluding any taxes and income), all charges for and taxes on transportation from the mine or if the ores are processed from a plant producing a concentrates or other saleable products, to the place of sale and all insurance and security costs and charges; all purchaser's smelting, refining and other treatment charges, all representation, assaying, and umpire costs and fees and marketing costs and commissions;

(iii) "Final Settlement Date" means the date on which refined gold or silver is available to the Optionors